E-1

NOTICE OF ANNUAL AND SPECIAL MEETING
OF THE SHAREHOLDERS OF
VIREXX MEDICAL CORP.

- and -

MANAGEMENT INFORMATION CIRCULAR and PROXY STATEMENT

Meeting to be held on June 16, 2005
Circular dated April 30, 2005

The TSX has not in any way passed upon the merits of the
transactions described herein and any representation to the contrary is an offence.

LETTER TO SHAREHOLDERS OF VIREXX MEDICAL CORP.

April 30, 2005

Dear Shareholder:

You are invited to attend the annual and special meeting (the "Meeting") of the holders ("Shareholders") of common shares ("Shares") of ViRexx Medical Corp. ("ViRexx") to be held at Delta Edmonton South Hotel, 4404 Gateway Boulevard, Edmonton, Alberta on Thursday, June 16, 2005 at 2:00 p.m. (Edmonton time) for the purposes set forth in the accompanying notice of annual and special meeting (the "Notice"). At the Meeting, Shareholders will be asked to consider and vote upon matters of regular business including the appointment of auditors and the election of Directors, and special business concerning a proposed stock option plan (the "ViRexx Option Plan").

To be represented at the Meeting, you must either attend the Meeting in person or complete and sign the enclosed form of proxy and forward it to Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 not later than 48 hours (excluding Saturdays, Sundays and holidays) preceding the Meeting, or any adjournment or adjournments thereof, as applicable.

Yours very truly,

VIREXX MEDICAL CORP.

(Signed) Dr. Antoine A. Noujaim
Chief Executive Officer

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VIREXX MEDICAL CORP.

NOTICE OF ANNUAL AND SPECIAL MEETING
OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual and special meeting (the "Meeting") of the holders of common shares (the "Shareholders") of ViRexx Medical Corp. ("ViRexx") will be held at Delta Edmonton South Hotel, 4404 Gateway Boulevard, Edmonton, Alberta on Thursday, June 16, 2005 at 2:00 p.m. (Edmonton time) for the following purposes:

1.	to receive the audited financial statements of ViRexx for the fiscal year ended December 31, 2004, together with the auditors' report thereon;

2.	to appoint PricewaterhouseCoopers LLP, Chartered Accountants, as auditors and to authorize the Directors to fix the auditors' remuneration;

3.	to fix the size of the board of Directors of ViRexx at seven members;

4.	to elect the board of Directors to serve until the next annual meeting of the Shareholders or until their successors are duly elected or appointed;

5.
to consider and, if thought fit, approve, with or without variation, an ordinary resolution, the full text of which is set forth in the Information Circular, approving the new stock option plan of ViRexx; and

6.	to transact such other business as may properly be brought before the Meeting, or any adjournment or adjournments thereof.

Specific details of the matters proposed to be put before the Meeting are set forth in the Information Circular, which Information Circular forms a part of this notice of the Meeting.
Each person who is a Shareholder of record at the close of business on May 9, 2005 (the "Record Date"), will be entitled to notice of, and to attend and vote at, the Meeting provided that, to the extent a Shareholder as of the Record Date transfers the ownership of any of such shares after such date and the transferee of those shares establishes that the transferee owns the shares and demands, not later than ten days before the Meeting, to be included in the list of Shareholders eligible to vote at the Meeting, such transferee will be entitled to vote those shares at the Meeting.

Edmonton, Alberta April 30, 2005	By Order of the Board Of Directors (Signed) Dr. Antoine A. Noujaim Chief Executive Officer

ViRexx Shareholders who are unable to attend the Meeting in person are requested to COMPLETE AND SIGN THE ACCOMPANYING FORM OF PROXY and forward it in the enclosed envelope to Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting, or any adjournment or adjournments thereof, as applicable, in order for such proxy to be used at the Meeting, or any adjournment or adjournments thereof.

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TABLE OF CONTENTS

VIREXX MEDICAL CORP.	3
NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS	3
MANAGEMENT INFORMATION CIRCULAR	5
FORWARD-LOOKING STATEMENTS	5
GLOSSARY OF TERMS	6
GENERAL PROXY MATERIALS	8
SOLICITATION OF PROXIES	8
APPOINTMENT AND REVOCATION OF PROXIES	8
PERSONS MAKING THE SOLICITATION	8
INFORMATION CONCERNING THE CORPORATION	9
INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON	9
VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES	10
EXECUTIVE COMPENSATION	10
Compensation of Executive Officers	10
Summary Compensation Table	11
Long-Term Incentive Plans - Awards In Most Recently Completed Financial Year	11
Option/SAR Grants During the Most Recently Completed Financial Year	12
Aggregated Option/SARs Exercised During the Most Recently Completed Financial Year and Financial Year-End Option/SAR Values	12
Options/SARs Repriced During the Most Recently Completed Financial Year	12
Termination of Employment, Change in Responsibilities and Employment Contracts	12
Composition of the Compensation Committee	13
Report on Executive Compensation	13
Other Compensation	14
Performance Graph	15
Compensation of Directors	16
CORPORATE GOVERNANCE	17
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	17
Equity Compensation Plan Information	17
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	18
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	18
MANAGEMENT CONTRACTS	19
PARTICULARS OF MATTERS TO BE ACTED UPON	19
ELECTION OF DIRECTORS	19
APPOINTMENT OF AUDITOR	21
SHAREHOLDER APPROVAL OF STOCK OPTION PLAN	21
BOARD APPROVAL	23
ADDITIONAL INFORMATION	23

SCHEDULES
Schedule "A" - VIREXX MEDICAL CORP. - STOCK OPTION PLAN
Schedule “B” - VIREXX MEDICAL CORP. - CORPORATE GOVERNANCE GUIDELINES - 2005

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VIREXX MEDICAL CORP.

MANAGEMENT INFORMATION CIRCULAR

Unless otherwise stated herein, all capitalized terms herein shall have the meaning set forth in the Glossary of Terms.

This Information Circular is furnished to Shareholders in connection with the solicitation of proxies by the management of ViRexx for use at the Meeting and any adjournment or adjournments thereof.

The Meeting has been called for the purpose of considering and voting upon matters of regular business including the consideration of financial statements, the election of Directors and the appointment of auditors. In addition, the Meeting has been called for the purpose of considering and voting upon an ordinary resolution approving the Stock Option Plan.

This Information Circular and the accompanying forms of notice and proxy as well as other related meeting materials are being mailed or delivered to Shareholders on or about May 23, 2005. Unless otherwise indicated, information in this Information Circular is given as of April 30, 2005.

No person is authorized to give any information or to make any representation not contained in this Information Circular and, if given or made, such information or representation should not be relied upon as having been authorized. This Information Circular does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of any offer or proxy solicitation. Neither delivery of this Information Circular nor any distribution of the securities referred to in this Information Circular shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Information Circular.
FORWARD-LOOKING STATEMENTS

This Information Circular includes "forward-looking statements". All statements, other than statements of historical facts, included in this Information Circular that address activities, events or developments that management of ViRexx expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategies and measures to implement strategies, competitive strengths, goals, expansion and growth of the business and operations, plans and references to the future success of ViRexx, and such other matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by management of ViRexx in light of their experience and their perceptions of historical trends, current conditions and expected future developments as well as other factors they believe are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of management of ViRexx is subject to a number of risks and uncertainties. Consequently, all of the forward-looking statements made in this Information Circular are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by ViRexx will be realized or, even if substantially realized, that they will have the expected consequences, to, or effect on, ViRexx.

Unless otherwise specified, all dollar amounts in this Information Circular are expressed in Canadian dollars.

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GLOSSARY OF TERMS

The following is a glossary of terms and abbreviations used frequently throughout this Information Circular.

"ABCA" means the Business Corporations Act (Alberta), including regulations promulgated thereunder.

"AltaRex " means AltaRex Medical Corp. a wholly-owned subsidiary of ViRexx and a corporation incorporated under the ABCA.

"Arrangement" means the plan of arrangement pursuant to Section 193 of the ABCA between the Corporation and AltaRex whereby, amongst other things, the Corporation acquired all of the issued and outstanding common shares of AltaRex by way of a share exchange effective December 10, 2004.

"ASC" means the Alberta Securities Commission.

"Board" means the board of Directors of ViRexx.

"Control Person" means a person or company that holds or is one of a combination of persons or companies that holds more than 20% of the voting securities of a corporation, or a sufficient number of securities so as to materially affect its control.

"Director" means a member of the board of Directors of ViRexx.

"Former ViRexx " means ViRexx Research Inc., a corporation amalgamated under the ABCA.

"Information Circular" means this management information circular and proxy statement dated April 30, 2005, including the schedules appended hereto, sent to ViRexx Shareholders.

"LTIP" means “Long Term Incentive Plan” and means a plan of compensation based on the performance of the Corporation over several financial years.

"Meeting Date" means June 16, 2005.

"Meeting" means the annual and special meeting of the ViRexx Shareholders to be held at Delta Edmonton South Hotel, 4404 Gateway Boulevard, Edmonton, Alberta on Thursday, June 16, 2005 at 2:00 p.m. (Edmonton time) for the purposes set forth in the Notice of Meeting.

"NAI" means Norac Acquisitions Inc., a wholly-owned subsidiary of Norac and a corporation incorporated under the ABCA.

"Named Executive Officer" means an individual who at any time during a financial year was (a) the chief executive officer of the Corporation, (b) the chief financial officer of the Corporation (despite the amount of compensation paid during the year), (c) one of the Corporation’s three most highly compensated executive officers, other than the chief executive officer and chief financial officer of the Corporation, who were serving as executive officers at the end of the most recently completed financial year and whose total salary and bonus exceeds $150,000, and any additional individuals for whom disclosure would have been provided under (c) but for the fact that the individual was not serving as an executive officer of the Corporation at the end of the most recently completed year-end.

"Norac" means Norac Industries Inc., a corporation incorporated under the ABCA.

"Notice of Meeting" means the notice of the Meeting accompanying this Information Circular.

"Options" means stock options to purchase Shares.

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"Registrar and Transfer Agent" means Computershare Trust Company of Canada, the registrar and transfer agent of the Corporation as at the date hereof.

"Related party" means, in relation to a corporation, a promoter, officer, Director, other insider or Control Person of that corporation (including an issuer) and any associates and affiliates of any of such persons. In relation to an individual, related party means any associates of the individual or any corporation of which the individual is a promoter, officer, Director or Control Person.

"Record Date" means May 9, 2005.

"SAR" means “Stock Appreciation Right” and means a right, granted by the Corporation as compensation for services rendered or otherwise in connection with office or employment to receive payment of cash or an issue or transfer of securities based wholly or in part on changes in the trading price of publicly traded securities.

"Shareholders" means a holder of Shares.

"Shares" means common shares in the capital of ViRexx.

"Subsidiary" means AltaRex.

"TSX" means the Toronto Stock Exchange.

"TSXV" means the TSX Venture Exchange.

"ViRexx " or "Corporation " means ViRexx Medical Corp., a corporation amalgamated under the ABCA.

"ViRexx Amalgamation" means the amalgamation of Norac, NAI and Former ViRexx into ViRexx under the provisions of the ABCA and pursuant to the Amalgamation Agreement completed December 23, 2003.

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GENERAL PROXY MATERIALS

FOR THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS OF VIREXX MEDICAL CORP. FOR THE FINANCIAL YEAR ENDING DECEMBER 31, 2004 TO BE HELD ON JUNE 16, 2005.

SOLICITATION OF PROXIES

This Information Circular is furnished in connection with the solicitation of proxies by the Directors of ViRexx Medical Corp. (the "Corporation") for use at the Annual and Special Meeting of Shareholders of the Corporation (the "Meeting") to be held at Delta Edmonton South Hotel, 4404 Gateway Boulevard, Edmonton, Alberta, on Thursday, June 16, 2005 at 2:00 p.m. (Edmonton time) and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual and Special Meeting (the "Notice'). Except as otherwise stated, the information herein is given as of April 30, 2005.

APPOINTMENT AND REVOCATION OF PROXIES

Instruments of Proxy must be addressed to the Secretary of the Corporation and reach Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, not later than 48 hours before the time for the holding of the Meeting or any adjournment thereof. Only Shareholders of the Corporation at the close of business on May 9, 2005 are entitled to receive notice of and to vote at the Meeting unless after that date a Shareholder of record transfers its shares and the transferee, upon producing properly endorsed certificates evidencing such shares or otherwise establishing that he owns such shares, requests at least ten days prior to the Meeting that the transferee's name be included in the list of Shareholders entitled to vote, in which case, such transferee is entitled to vote such shares at the Meeting.

The instrument appointing a proxy shall be in writing and shall be executed by the shareholder or his attorney authorized in writing or, if the shareholder is a Corporation, under its corporate seal or by an officer or attorney thereof duly authorized.

The person named in the enclosed form of proxy is a Director and officer of the Corporation. A shareholder is entitled to appoint a person to attend the meeting as the shareholder's representative (who need not be a shareholder of the Corporation) other than the person designated in the form of proxy furnished by the Corporation. To exercise such right, the names of the persons designated by management should be crossed out and the name of the shareholder's appointee should be legibly printed in the blank space required.

A proxy is revocable. The giving of a proxy will not effect a Shareholder's right to attend and vote in person at the applicable Meeting. In addition to revocation in any other manner permitted by law, a Shareholder may revoke a proxy by instrument in writing executed by the Shareholder or such Shareholder's attorney authorized in writing, or, if the Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof, duly authorized, and deposited at the registered office of ViRexx, at any time up to and including the last business day preceding the day of the applicable Meeting, or any adjournment or adjournments thereof at which the proxy is to be used, or with the Chairman of the applicable Meeting on the day of the Meeting, or any adjournment or adjournments thereof.

PERSONS MAKING THE SOLICITATION

THE SOLICITATION IS MADE ON BEHALF OF THE MANAGEMENT OF THE CORPORATION. The costs incurred in the preparation and mailing of the Form of Proxy, the Notice of Meeting, the Annual Report and this Information Circular will be paid by the Corporation. In addition to the mailing of these materials, proxies may be solicited by personal interviews, telephone or telegraph by Directors and officers of the Corporation, who will not be remunerated therefor.

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EXERCISE OF DISCRETION BY PROXY

The shares represented by proxy in favour of management nominees shall be voted on any ballot at the Meeting and where the shareholder specifies the choice with respect to any matter to be acted upon, the shares shall be voted on any ballot in accordance with the specification so made.

In the absence of such specification, shares will be voted in favour of the proposed resolution. The person appointed under the Instrument of Proxy furnished by the Corporation is conferred with discretionary authority with respect to amendments or variations of those matters specified in the proxy and notice of the Annual and Special Meeting. At the time of mailing of this Information Circular, Management of the Corporation knows of no such amendment, variation or other matter.

VOTING OF SHARES - ADVICE TO BENEFICIAL HOLDERS OF SECURITIES

The information set forth in this section is of significant importance to many Shareholders as a substantial number of the Shareholders hold their shares through intermediaries such as brokers and their agents or nominees and not in their own name. Shareholders who do not hold their shares in their own name (referred to in this Information Circular as "Beneficial Shareholders") should note that only proxies deposited by Shareholders whose names appear on the records of ViRexx as the registered holders of the Shares can be recognized and acted upon at the Meeting. If Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those shares will not be registered under the name of the Shareholder on the records of ViRexx. Such shares will more likely be registered under the name of the Shareholder's broker or an agent or nominee of that broker. Shares held by brokers or their agents or nominees can only be voted for, or withheld from voting, or voted against any resolution upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers their agents or nominees are prohibited from voting Shares for their clients.

Applicable regulatory policy requires intermediaries and brokers to seek voting instructions from Beneficial Shareholders in advance of shareholders' meetings. Every intermediary and broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their Shares are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Shareholder by its broker (or agent or nominee thereof) is identical to the form of the proxy provided to registered Shareholders; however, its purpose is limited to instructing the registered Shareholder how to vote on behalf of the Beneficial Shareholder. A Beneficial Shareholder receiving a proxy from an intermediary cannot use that proxy to vote Shares directly at the Meeting, rather the proxy must be returned to the intermediary well in advance of the Meeting in order to have the Shares voted. A Beneficial Shareholder may however request the intermediary to appoint the Beneficial Shareholder as a nominee of it as a proxyholder. A Beneficial Shareholder should contact the intermediary, broker or agents and nominees thereof, should it have any questions respecting the voting of the Shares.

INFORMATION CONCERNING THE CORPORATION

The Corporation is a corporation amalgamated under the laws of the Province of Alberta, Canada. The registered office of the Corporation is located at 1500 Manulife Place, 10180-101 Street, Edmonton, Alberta, T5J 4K1. The executive offices of the Corporation are located at 8223 Roper Road, Edmonton, Alberta, Canada, T6E 6S4, and its main telephone number and website are (780) 433-4411 and www.virexx.com respectively. www.virexx.com is a textual reference only and the information contained on the website is not a part of this Information Circular and is not incorporated by reference in this Information Circular.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Management of the Corporation is not aware of any material interest, whether direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting, of any Director or executive officer of the Corporation who has held that position at any time since the beginning of the Corporation’s last financial year, or of any proposed nominee for election as Director of the Corporation or any associate or affiliate of any of the foregoing, other than the election of Directors, the appointment of auditors or the approval of the ViRexx Option Plan as disclosed in the section entitled “Particulars of Matters to be Acted Upon”.

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VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The Corporation is authorized to issue an unlimited number of Shares. As of April 30, 2005, 55,043,445 Shares of the Corporation are issued and outstanding, each such Share carrying the right to one vote on a ballot at the Meeting.

The Shareholders of the Corporation of record at the close of business on the Record Date, set by the Directors of the Corporation to be May 9, 2005, are entitled to vote their Shares at the Meeting on the basis of one vote for each Share held, except to the extent that:

a)	such person transfers his Shares after the Record Date; and

b)
the transferee of those Shares produces properly endorsed share certificates or otherwise establishes his ownership to the Shares and makes a demand to the Registrar and Transfer Agent of the Corporation, not later than 10 days before the Meeting, that his name be included on the Shareholders’ list.

The by-laws of the Corporation provide that at least two (2) persons present and representing in person or by proxy not less than three percent (3%) of the issued Shares constitute a quorum for the Meeting.

Set out below are the names of all persons or companies who, to the knowledge of the Directors or senior officers of the Corporation, beneficially own, directly or indirectly, or exercise control or direction over, voting securities carrying more than 10% of the voting rights attached to all issued and outstanding securities of the Corporation.

Name	Type Of Ownership	Number Of Shares Beneficially Owned Directly Or Indirectly, Controlled Or Directed	Percentage Of Outstanding Voting Securities
Dr. Antoine A. Noujaim	of record and beneficially	5,794,019	10.5%

EXECUTIVE COMPENSATION

Compensation of Executive Officers

As at December 31, 2004, the Corporation had two executive officers. The aggregate cash compensation (including salaries, fees (including Director’s fees), commissions, bonuses to be paid for services rendered, bonuses paid for services rendered in a previous year, and any compensation other than bonuses earned, the payment of which is deferred), paid to and/or accrued in favour of such executive officer and corporations controlled by him by the Corporation for services rendered during the fiscal year ended December 31, 2004 was $201,600 to Dr. Noujaim and $172,800 to Mr. Salmon. The Corporation did not pay or accrue any other aggregate additional direct non-cash compensation to the executive officer during the financial year ended December 31, 2004.

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Summary Compensation Table

The following table sets forth the compensation paid by the Corporation for the three (3) most recently completed financial years in respect of the Named Executive Officers:

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Gross Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Under Options/ SARs Granted (#)	Restricted Shares or Restricted Share Units ($)	LTIP Payouts(1) ($)	All Other Compensation ($)
Dr. Antoine A. Noujaim,(2) Chairman, President, Chief Executive Officer & Director	2004 2003 2002	168,000(3) 168,000(4) 70,000(4)	33,600 Nil Nil	Nil Nil Nil	1,325,000(5) 350,000 Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Rob Salmon,(6) Chief Financial Officer & Secretary	2004 2003 2002	144,000(7) 109,000(4) 130,000(4)	28,800 Nil Nil	Nil Nil Nil	800,000(8) 500,000(9) Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Richard Caron,(10) President and Secretary	2003 2002	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil

Notes:
(1)	ViRexx does not have any plans, which provide compensation intended to serve as incentive to executive officers for performance to occur over a period longer than one year.
(2)
Dr. Antoine Noujaim was appointed Chairman, President, Chief Executive Officer and Director on the date of the ViRexx Amalgamation, December 23, 2003. Subsequent to December 31, 2004, Dr. Noujaim resigned his position as President of the Corporation effective February 1, 2005.

(3)
Prior to the closing of the Arrangement, Dr. Noujaim was employed by and received compensation from AltaRex. Following the Arrangement, Dr. Noujaim received $6,000 in salary from AltaRex. Dr. Noujaim no longer has any formal employment agreement with AltaRex and has received no further compensation from AltaRex following the Arrangement other than as described in this note.

(4)	Salary or other compensation paid by Former ViRexx.
(5)	Of these, 1,125,000 Options were issued as replacement Options pursuant to the Arrangement.
(6)	Rob Salmon was appointed Chief Financial Officer on the date of the ViRexx Amalgamation, December 23, 2003.
(7)
Prior to the closing of the Arrangement, Mr. Salmon was employed by and received compensation from AltaRex. Following the Arrangement, Mr. Salmon received $5,000 in salary from AltaRex. Mr. Salmon no longer has any formal employment agreement with AltaRex and has received no further compensation from AltaRex following the Arrangement other than as described in this note.

(8)	Of these, 625,000 Options were issued as replacement Options pursuant to the Arrangement.
(9)
500,000 Options were granted to Rob Salmon in fiscal 2003 by Former ViRexx. 300,000 of such Options were exercised prior to the ViRexx Amalgamation on March 7, 2003. The remaining 200,000 Options were cancelled pursuant to the ViRexx Amalgamation Agreement and 200,000 replacement Options were issued by ViRexx on December 23, 2003.

(10)
Richard Caron was involved with Norac in various capacities, including President and Secretary, from its inception September 22, 1986, until his resignation on the date of the Amalgamation, December 23, 2003.

Long-Term Incentive Plans - Awards In Most Recently Completed Financial Year

As of the date hereof, the Corporation does not have any long-term incentive plans and no long-term incentive plan awards were granted to the Named Executive Officers during the Corporation’s most recently completed financial year ended December 31, 2004. A “Long-Term Incentive Plan” is a plan under which awards are made based on performance over a period longer than one fiscal year, other than a plan for options, SARs (stock appreciation rights) or restricted share compensation.

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Option/SAR Grants During the Most Recently Completed Financial Year

The following table sets forth information in respect of securities underlying the options granted to the Named Executive Officers during the Corporation’s financial year ended December 31, 2004.

Name	Securities, Under Options/SARs Granted (#)	% of Total Options/SAR Granted in Financial Year	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options/SARs on the Date of Grant ($/Security)	Expiration Date
Dr. Antoine A. Noujaim,(1) Chairman, President, Chief Executive Officer & Director	1,125,000(2)(3) 200,000(2)	24.65% 4.38%	$0.48 $0.90	$1.08(3) $0.90	May 15, 2013 Dec. 16, 2014
Rob Salmon,(4) Chief Financial Officer & Director	75,000(2)(3) 550,000(2)(3) 150,000(2) 25,000(2)	1.64% 12.05% 3.29% 0.55%	$0.86 $0.48 $0.80 $0.90	$1.08(3) $1.08(3) $0.80(5) $0.90	June 9, 2013 May 15, 2013 April 14, 2009 Dec. 16, 2014

Notes:
(1)
Dr. Antoine Noujaim was appointed Chairman, President, Chief Executive Officer and Director on the date of the ViRexx Amalgamation, December 23, 2003. Subsequent to December 31, 2004, Dr. Noujaim resigned his position as President of the Corporation effective February 1, 2005.

(2)	Options are exercisable into Shares of the Corporation.
(3)
All previously issued stock options were cancelled pursuant to the Arrangement and replacement Options were issued by the Corporation on December 10, 2004, at which time the Corporation’s Shares were trading on the TSXV.

(4)	Rob Salmon was appointed Chief Financial Officer on the date of the ViRexx Amalgamation, December 23, 2003.
(5)	The Corporation’s Shares resumed trading on the TSXV on April 16, 2004. These Options were issued at the offering price pursuant to the Corporation’s prospectus dated March 26, 2004.
Aggregated Option/SARs Exercised During the Most Recently Completed Financial Year and Financial Year-End Option/SAR Values

No options/SAR’s were exercised during the fiscal years ended December 31, 2004, other than Dr. Richard Smith exercised 13,218 options on October 28, 2004 at an exercise price of $0.80.

Options/SARs Repriced During the Most Recently Completed Financial Year

No options/SAR’s were repriced during the fiscal years ended December 31, 2004.

Termination of Employment, Change in Responsibilities and Employment Contracts

The Corporation had entered into employment contracts with the Named Executive Officers as at the most recently completed financial year ended December 31, 2004, those being Dr. Antoine Noujaim, Chairman, President and Chief Executive Officer, and Rob Salmon, Chief Financial Officer. Dr. Noujaim has since resigned his position as President effective February 1, 2005. The amount of compensation that Dr. Noujaim and Mr. Salmon have received is noted in the “Summary Compensation Table” in this Information Circular. Subsequent to the financial year ended December 31, 2004, Mr. Marc Canton entered into an employment contract with the Corporation dated February 1, 2005 as President and Chief Operating Officer.

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Effective May 15, 2003, Former ViRexx entered into an employment agreement with Dr. Antoine Noujaim engaging him as President and Chief Executive Officer. Dr. Noujaim's remuneration under this contract is $168,000.00 per annum. Effective January 1, 2005, Dr. Noujaim was entitled to receive a base salary in the amount $240,000 and a discretionary bonus in an amount of up to twenty (20%) percent of his annual salary based upon the achievement of goals established and agreed by the compensation committee. Compensation is reviewable annually. The agreement also grants an option to purchase 350,000 ViRexx Shares at $0.80. Of the total 350,000 share purchase options, 175,000 vested effective May 15, 2003 and the other 175,000 vested September 14, 2003. The term of this employment agreement is 3 years. Effective May 15, 2003, Dr. Noujaim also executed an agreement containing non-competition, confidentiality and intellectual property transfer clauses all relating to his employment with ViRexx. Dr. Noujaim’s employment contract provides that in the event of a wrongful dismal or in the event his employment is terminated in his first year following a change of control, he can elect to receive twelve (12) months severance remuneration.

Effective May 15, 2003, ViRexx entered into an employment agreement with Rob Salmon engaging him as Chief Financial Officer. Mr. Salmon's remuneration under this contract is $144,000.00 per annum. Effective January 1, 2005, Mr. Salmon was entitled to receive a base salary in the amount $200,000 and a discretionary bonus in an amount of up to twenty (20%) percent of his annual salary based upon the achievement of goals established and agreed by the compensation committee. Compensation is reviewable annually. The agreement also grants an option to purchase 200,000 ViRexx Shares at $0.80 per share. Of the total of 200,000 share purchase options, 100,000 vested immediately and the remainder vested on September 14, 2003. Effective May 15, 2003, Mr. Salmon also executed an agreement containing non-competition, confidentiality and intellectual property transfer clauses all relating to his employment with ViRexx. Mr. Salmon’s employment contract provides that in the event of a wrongful dismal or in the event his employment is terminated in his first year following a change of control, he can elect to receive twelve (12) months severance remuneration.

Subsequent to the year ended December 31, 2004, the Corporation entered into a three-year (3) written employment agreement pursuant to which Macaraig (Marc) Canton was retained as President and Chief Operating Officer effective February 1, 2005 until January 31, 2008 that shall be automatically renewed on a yearly basis thereafter. Pursuant to the agreement, Mr. Canton is entitled to receive a base salary in the amount of $200,000 which may be increased annually at the sole discretion of the Corporation. In addition, Mr. Canton may be entitled to receive discretionary or variable compensation in an amount of up to thirty (30%) percent of his annual salary. The receipt of such compensation is subject to the achievement of personal and corporate goals provided by the Chairman of the board of Directors and the Chief Executive Officer. Mr. Canton is also entitled to receive an option to purchase up to three hundred thousand (300,000) common shares of the Corporation. Mr. Canton’s employment contract provides that, in the event of his employment being terminated for any reason other than primarily just cause or employee notice, he shall receive six (6) months severance remuneration during the first full year of his employment and twelve (12) months severance remuneration thereafter.

Composition of the Compensation Committee

The compensation committee of ViRexx during the financial year ended December 31, 2004 was composed of Dr. Antoine A. Noujaim, Chairman, President, Chief Executive and a Director of the Corporation, Dr. Lorne Tyrrell, Chief Scientific Officer and a Director of the Corporation, and Dr. Jean-Claude Gonneau, a Director of the Corporation. Dr. Tyrell was the Chairman of the compensation committee.

Following the Arrangement, Dr. Noujaim and Dr. Tyrrell resigned from the compensation committee and Thomas E. Brown, Director, and Jacques Lapointe, Director, were added to the compensation committee.

Report on Executive Compensation

The task of the compensation committee is to periodically review the compensation structure of ViRexx with respect to its executive officers to ensure that ViRexx continues to attract and retain quality and experienced individuals to its management team and to motivate these individuals to perform to the best of their ability and in the best interests of ViRexx. The compensation committee makes recommendations with respect to the compensation of ViRexx's executive officers to the Board of Directors, which gives final approval regarding any executive compensation matters and issues.

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The primary objectives of ViRexx's executive compensation program are to enable ViRexx to attract, motivate and retain outstanding individuals and to align their success with that of ViRexx's shareholders through the achievement of strategic corporate objectives and creation of shareholder value. The level of compensation paid to an individual is based on the individual's overall experience, responsibility and performance. Factors also to be considered are the compensation levels of similarly situated positions in the biopharmaceutical industry and other labor markets in which ViRexx competes for employees. The compensation committee compares remuneration for executive officers of ViRexx to the remuneration for similar executives in the relevant labor markets. In the case of newly hired employees, the individual's performance and compensation level in his or her prior positions will also be a determining factor.

The key components for the compensation of the executive officers of ViRexx are base salaries, bonuses and stock options. It is the policy of ViRexx that the base salaries paid to its executive officers, in addition to the criteria set out above, reflect the individual responsibility and experience of the executive officer and the contribution that is expected from the executive officer. Base salaries and bonuses are reviewed by the compensation committee periodically to ensure that these criteria are satisfied. The Board of Directors grants stock options under ViRexx's Option Plan to executive officers from time to time as a long-term performance incentive.

Compensation of the Chief Executive Officer

For the financial year ended December 31, 2004, Dr. Antoine Noujaim’s compensation includes a base salary, results compensation (i.e. performance bonus) based on the achievement of corporate and individual objectives, stock options and other customary employment benefits.

The compensation committee reviews Dr. Antoine Noujaim’s compensation annually considering his performance and reference to industry compensation surveys. The compensation committee also reviews compensation of Chief Executive Officers of other Canadian public biotech companies collected by the Corporation.

Base Salary

Dr. Noujaim’s base salary was set at $168,000 per year effective May 15, 2003. Following a review by the compensation committee in November 2004, Dr. Noujaim’s base salary was increased to $240,000 effective January 1, 2005.

Cash Incentive Compensation

In recognition of achieving corporate performance goals in 2004, the compensation committee awarded Dr. Noujaim a $33,600 performance bonus in 2004. For the 2005 financial year, Dr. Noujaim will be eligible for performance bonus equal to 20% of his 2005 salary based on the achievement of goals established and agreed by the compensation committee.

Stock Options

On December 2, 2004, the Board, upon the recommendation of the compensation committee, granted Dr. Noujaim 200,000 stock options in recognition of past services.

Other Compensation

Other than as set forth above, the Corporation did not pay any additional compensation to the Named Executive Officer or Directors (including personal benefits and securities or properties paid or distributed which compensation was not offered on the same terms to all full time employees) during the most recently completed financial year of the Corporation.

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Performance Graph

The following performance graph compares the yearly percentage change in shareholder return with the cumulative total return of the TSXV Composite Index for the period December 31, 1999 to December 15, 2004. Following the ViRexx Amalgamation, the Corporation’s Shares commenced trading on the TSXV on January 2, 2004 but remained halted until April 16, 2004 upon the final receipt and closing of a public offering based on the Corporation’s prospectus dated March 26, 2004. Returns are based upon the closing values on the last day of trading in each month indicated and the value on December 31, 1999 has been arbitrarily designated as 100.0.

VIREXX MEDICAL CORP. SHAREHOLDER RETURN PERFORMANCE GRAPH COMPARISON OF DECEMBER 31, 1999 TO DECEMBER 15, 2004 CUMULATIVE TOTAL RETURN ON COMMON SHARES OF THE CORPORATION IN RELATION TO THE S&P/TSX VENTURE COMPOSITE INDEX

Performance Graph
Cumulative Total Return ($)
950
900
850
800
750
700
650
600
550
500
450
400
350
300
250
200
150
100
50
0
Dec-99
Dec-00
Dec-01
Dec-02
Dec-03
Apr-04
Dec-04
Year
S&P/TSX Venture Composite Index
ViRexx Medical Corp.

	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003	April 16, 2004	Dec. 15, 2004
S&P/TSX Venture Composite Index	100.00	123.8191	44.34704	45.95093	74.92267	77.73685	73.71666
ViRexx Medical Corp.	100.00	366.6667	333.3333	100.00	93.3333	866.6667	653.3333

Note:
Prior to the ViRexx Amalgamation, Norac, one of the predecessors to ViRexx, was a publicly listed company on the TSXV. On June 23, 2003, trading of Norac’s common shares was halted upon the announcement of the ViRexx Amalgamation. On August 18, 2003, Norac’s listing was moved to the NEX board of the TSXV as a result of its inactive status. Pursuant to the ViRexx Amalgamation, the common shares of Norac were delisted from the TSXV on January 2, 2004 and the Corporation’s Shares were listed on the TSXV that same date but remained halted. The Corporation’s Shares resumed trading on the TSXV on April 16, 2004.

The following performance graph compares the yearly percentage change in shareholder return with the cumulative total return of the S&P/TSX Composite Index for the period December 16, 2004 to December 31, 2004. The Corporation’s Shares commenced trading on the TSX on December 16, 2004 as a result of the Arrangement effective December 10, 2004. Returns are based upon the closing values on the last day of trading in each month indicated and the value on December 16, 2004 has been arbitrarily designated as 100.0.

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VIREXX MEDICAL CORP. SHAREHOLDER RETURN PERFORMANCE GRAPH COMPARISON OF DECEMBER 16, 2004 TO DECEMBER 31, 2004 CUMULATIVE TOTAL RETURN ON COMMON SHARES OF THE CORPORATION IN RELATION TO THE S&P/TSX COMPOSITE INDEX

	December 16, 2004	December 31, 2004
S&P/TSX Composite Index	100.00	101.5269
ViRexx Medical Corp.	100.00	135.5556

Compensation of Directors

During the most recently completed fiscal year, the Corporation paid the following compensation to the Directors for their services as Directors and the following options to purchase common shares of the Corporation have been issued pursuant to the Existing Plan (see “Stock Options”):

Director	Total Compensation	Options Granted (Total Held)
Dr. Antoine A. Noujaim	Nil	1,325,000(1)/(1,675,000)
Dr. Lorne J. Tyrrell	Nil	20,000/(320,000)
Thomas E. Brown	Nil	20,000/(170,000)
Dr. Jean Claude Gonneau	Nil	145,000/(145,000)
Douglas Gilpin	Nil	145,000/(145,000)
Jacques R Lapointe	Nil	405,000(2)/(405,000)
Bruce D. Brydon	Nil	230,000(3)/(230,000)

Notes:
(1)	Of these, 1,125,000 Options were issued as replacement Options pursuant to the Arrangement.
(2)	Of these, 280,000 Options were issued as replacement Options pursuant to the Arrangement.
(3)	Of these, 105,000 Options were issued as replacement Options pursuant to the Arrangement.

Executive officers of the Corporation who also act as Directors of the Corporation, do not receive any additional compensation for services rendered in such capacity, other than as paid by the Corporation to such executive officers in their capacity as executive officers, if any. See “Compensation of Executive Officers”.

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Stock Options

The Corporation has in place a Directors’, Management and Employee's Stock Option Plan dated December 9, 2004 (the “Existing Plan”) pursuant to which the board of Directors of the Corporation may grant stock options (“Options”) whereby the Corporation may issue up to a maximum of 6,500,000 Shares of the Corporation. The Existing Plan provides that the terms of the Options and the Option price shall be fixed by the Directors subject to the price restrictions and other requirements imposed by the TSX. The Existing Plan also provides that no Option shall be granted to any person except upon recommendation of the Directors of the Corporation, and only Directors, officers, employees and other key personnel of the Corporation or its subsidiaries may receive Options. Options granted under the Existing Plan may not be for a period longer than ten (10) years and the exercise price must be paid in full upon exercise of the option.

As at April 30, 2005, 6,412,386 out of 6,500,000 authorized Options have been granted leaving 87,614 available for future grants. Any Options exercised do not replenish the Option pool.

Accordingly, the Corporation intends to replace the Existing Plan with a new stock option plan (the "ViRexx Option Plan") to take effect upon completion of the Meeting whereby a maximum of 8,256,000 Common Shares be reserved for issuance under the ViRexx Option Plan.  The purpose of the ViRexx Option Plan is to assist Directors, officers, employees and consultants of ViRexx and any of its subsidiaries to participate in the growth and development of ViRexx. The total number of Shares, which may be granted to any optionee, shall not exceed 5% of the outstanding Shares. The granting of Options is administered by the ViRexx Board, subject to the policies of the TSX.

During the financial year ended December 31, 2004, there were 3,200,000 Options granted to the Directors or executives of the Corporation pursuant to the Existing Plan or otherwise. Subsequent to the financial year ended December 31, 2004, the Corporation granted an additional 300,000 Options at an exercise price of $1.17, exercisable until February 1, 2015, to Marc Canton as an inducement to his terms of employment as President and Chief Operating Officer of the Corporation. These Options were not granted pursuant to the Existing Plan.

CORPORATE GOVERNANCE

Corporate governance refers to the structures and processes employed by the Corporation to direct and manage its business and affairs, so as to best achieve the Corporation's objectives. The Directors of the Corporation believes that these practices should be reviewed regularly to ensure they are appropriate. The Corporation’s corporate governance practices in accordance with the TSX guidelines are attached hereto as Schedule “B”.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table sets forth information in respect of compensation plans under which equity securities of the Corporation are authorized for issuance for the Corporation’s financial year ended December 31, 2004.

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Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	6,369,168(1)(2)	$0.84	130,832(1)
Equity compensation plans not approved by security holders	1,600,000(3)(4)	$0.80(3)	Nil
Total:	8,104,168

Notes:
(1)	Includes Shares issuable upon exercise of outstanding stock options. The Corporation can grant no more than 6,500,000 stock options under the Existing Stock Option Plan. See “Stock Options”.
(2)	ViRexx granted 50,000 and 85,000 Options to the University of Alberta on December 23, 2003 and April 14, 2004 respectively, pursuant to a license agreement dated December 13, 2001.
(3)
Includes 1,100,000 warrants granted to the Canaccord Capital Corporation (“Canaccord”) in consideration of services rendered in connection with a public offering based on the Corporation’s prospectus dated March 26, 2004, such warrants entitling Canaccord to purchase 1,100,000 Shares at a price of $0.80 per Share until April 14, 2005. Also includes 500,000 warrants issued to Canaccord in consideration of services rendered in connection with a special warrant private placement entitling Canaccord to acquire one Share at a price of $0.80 per Share until June 23, 2005.

(4)
Subsequent to the financial year ended December 31, 2004, the Corporation granted to Mr. Canton an Option to purchase 300,000 Shares of the Corporation. As well, Canaccord has exercised 1,100,000 warrants, which warrants expire on April 14, 2005, and 325,000 warrants, which warrants expire on June 23, 2005, such that a total of 175,000 warrants are currently outstanding.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

Management of the Corporation is not aware of any indebtedness outstanding to the Corporation or its Subsidiary by Directors, executive officers and employees or former executive officers, Directors and employees of the Corporation or its Subsidiary as at the fiscal year ended December 31, 2004 and thereafter.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Management of ViRexx is not aware of any material interest, direct or indirect, of any informed person of the Corporation, any proposed Director of the Corporation or any associate or affiliate of any informed person or proposed Director, in any transaction since the commencement of the Corporation’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect Corporation or its Subsidiary except as follows:

1.
At the time of the acquisition of AltaRex by ViRexx on December 10, 2004 (the “AltaRex Arrangement”), Dr. Antoine Noujaim, was the President, Chief Executive Officer and a director of both AltaRex and ViRexx, the Vice-Chairman of AltaRex and the Chairman of ViRexx. Dr. Noujaim then held 1,500,000 or 2.9% of the AltaRex common shares as well as 2,250,000 AltaRex stock options. Dr. Noujaim then held 5,044,019 or 18.7% of the Shares of ViRexx as well as 350,000 ViRexx stock options and 855,000 ViRexx warrants. As a result of the AltaRex Arrangement, Dr. Noujaim held 5,794,019 or 10.9% of the Shares of ViRexx and constituted the largest single shareholder of ViRexx. In addition, Dr. Noujaim held 1,475,000 ViRexx stock options and 855,000 ViRexx warrants, which if exercised, assuming no other changes, would have resulted in Dr. Noujaim holding 8,124,019 or 14.6% of the Shares of ViRexx.

2.
At the time of the AltaRex Arrangement, Mr. Salmon was the Chief Financial Officer, Vice President, Finance, and a director of AltaRex and Chief Financial Officer of ViRexx. Mr. Salmon then held 420,000 or 0.8% of the AltaRex common shares as well as 1,250,000 AltaRex stock options. Mr. Salmon then held 564,922 or 2.1% of the Shares of ViRexx as well as 350,000 ViRexx stock options and 91,250 ViRexx warrants. As a result of the AltaRex Arrangement, Mr. Salmon held 774,922 or 1.5% of the Shares of ViRexx. In addition, Mr. Salmon held 975,000 ViRexx stock options and 91,250 ViRexx warrants, which if exercised, assuming no other changes, would have resulted in Mr. Salmon holding 1,841,172 or 3.4% of the Shares of ViRexx.

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3.
At the time of the AltaRex Arrangement, Jacques R. Lapointe and Bruce D. Brydon, were independent directors of AltaRex, and in connection with the AltaRex Arrangement, stood for, and were elected as additional directors of ViRexx.

MANAGEMENT CONTRACTS

Management functions of the Corporation are substantially performed by Directors or senior officers of the Corporation and have not been performed, to any substantial degree, by any other person with whom the Corporation has contracted.

PARTICULARS OF MATTERS TO BE ACTED UPON

ELECTION OF DIRECTORS

The affairs of the Corporation are managed by a Board of Directors who are elected annually for a one year term at each Annual General Meeting of the Shareholders and hold office until the next Annual General Meeting, or until their successors are duly elected or appointed or until a Director vacates his office or is replaced in accordance with the by-laws of the Corporation.

The Shareholders are entitled to elect the Directors of the Corporation. The persons named below have been nominated for election and have consented to such nomination.

Unless authority to vote on the election of Directors is withheld, it is the intention of the persons named in the accompanying instrument of proxy to vote for the election of such nominees as Directors. In the event that a vacancy among the nominees occurs for any reason prior to the Meeting, the proxy shall not be voted with respect to such vacancy.

The following are the names, occupations, residences and Shares held by each of the proposed nominees for election as Directors of the Corporation:

Name and Municipality of Residence and Office Held, if any	Present Principal Occupation	Date First Elected as a Director	Number and Percentage of Voting Shares Beneficially Owned, Directly or Indirectly, or Controlled by Proposed Director
Dr. Antoine A. Noujaim(3) Edmonton, Alberta Chairman, Chief Executive Officer & Director
Chairman of the ViRexx Board, Chief Executive Officer of ViRexx Research (September 2001 to December 2003) and ViRexx (December 2003 to present); President of ViRexx Research (September 2001 to December 2003) and ViRexx (December 2003 to February 2004); President and Chief Executive Officer of AltaRex Medical Corp., a biotechnology company (May 2003 to present); Chairman of the Board and Chief Scientific Officer of AltaRex Medical Corp. (1995 to June 2002); President and Chief Executive Officer of AltaRex Corp. (1995 to 1998).
		December 22, 2003	5,794,019 (2) (10.5%)
Dr. Lorne J. Tyrrell(3) Edmonton, Alberta Chief Scientific Officer & Director	Professor of Medical Microbiology and Immunology, University of Alberta (June 2004 to Present); Dean of Medicine and Dentistry, University of Alberta (1994 to 2004).	December 22, 2003	1,566,792(6) (2.9%)

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Name and Municipality of Residence and Office Held, if any	Present Principal Occupation	Date First Elected as a Director	Number and Percentage of Voting Shares Beneficially Owned, Directly or Indirectly, or Controlled by Proposed Director
Thomas E. Brown (1)(3)(4) Edmonton, Alberta Director	Chairman and Chief Executive Officer of Somagen Diagnostics Inc., a sales and marketing company.	December 22, 2003	709,214(7) (1.3%)
Dr. Jean Claude Gonneau(3)(4(5) Paris, France Director	General Manager of SG Cowen, Europe SAS, an investment banking institution.	April 14, 2004	Nil8)
Douglas Gilpin, CA(1)(3)(5) Edmonton, Alberta Director	Independent consultant from 1999 to present. Chartered accountant and former partner of KPMG LLP, a chartered accountant firm, from 1981 until his retirement in 1999.	April 14, 2004	Nil(9)
Jacques R. Lapointe(3)(4) Milton, Ontario
Mr. Lapointe has been involved with ConjuChem Inc., a TSX listed biopharmaceutical company, as a director and the Chairman since 2001 and as the President and Chief Executive Officer since 2003. Prior to early 2002 Mr. Lapointe was the President and Chief Operating Officer of BioChem Pharma Inc. Mr. Lapointe was a Director of AltaRex from May 2001 to December 9, 2004 and served as its Chairman from July 2002 to December 9, 2004.
		December 9, 2004	37,500(10) (0.07%)
Bruce D. Brydon(1)(3)(5) Salt Spring Island, British Columbia
Mr. Brydon served as Chief Executive Officer of Biovail Corporation, a biotechnology company, from 1997 to 2001, and served as a Director of that company from 1995 to 2002. Mr. Brydon was a Director of AltaRex from May 2001 to December 9, 2004.
		December 9, 2004	Nil(11)

Notes:
(1)	Member of audit committee.
(2)
Dr. Noujaim’s wife, Jean Noujaim also holds 26,430 Shares or 0.05% of the issued and outstanding Shares of ViRexx. Dr. Noujaim also holds Options for an additional 1,675,000 Shares and Warrants for an additional 625,000 Shares which, if exercised, would raise the total number of Shares beneficially owned, directly or indirectly by Dr. Noujaim to 8,094,019 Shares. Assuming no other changes in share capital but the exercise of the Options and Warrants held by Dr. Noujaim, upon such exercise Dr. Noujaim would beneficially own, directly or indirectly 14.1% of the issued Shares of ViRexx.

(3)	Member of environmental committee.
(4)	Member of compensation committee.
(5)	Member of nominating and corporate governance committee.
(6)
Dr. Tyrrell also holds Options for an additional 320,000 Shares which, if exercised, would raise the total number of Shares beneficially owned, directly or indirectly by Dr. Tyrrell to 1,886,792 Shares. Assuming no other changes in share capital but the exercise of the Options held by Dr. Tyrrell, upon such exercise Dr. Tyrrell would beneficially own, directly or indirectly 3.4% of the issued Shares of ViRexx.

(7)
Thomas Brown also holds Options for an additional 170,000 Shares which, if exercised, would raise the total number of Shares beneficially owned, directly or indirectly by Mr. Brown to 879,214 Shares. Assuming no other changes in share capital but the exercise of the Options held by Mr. Brown, upon such exercise Mr. Brown would beneficially own, directly or indirectly 1.6% of the issued Shares of ViRexx.

(8)
Dr. Gonneau holds Options for 145,000 Shares. Assuming no other changes in share capital but the exercise of the Options held by Dr. Gonneau, upon such exercise Dr. Gonneau would beneficially own, directly or indirectly 0.3% of the issued Shares of ViRexx.

(9)
Mr. Gilpin holds Options for 145,000 Shares. Assuming no other changes in share capital but the exercise of the Options held by Mr. Gilpin, upon such exercise Mr. Gilpin would beneficially own, directly or indirectly 0.3% of the issued Shares of ViRexx.

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(10)
Mr. Lapointe also holds Options for an additional 405,000 Shares which, if exercised, would raise the total number of Shares beneficially owned, directly or indirectly by Mr. Lapointe to 442,500 Shares. Assuming no other changes in share capital but the exercise of the Options held by Mr. Lapointe, upon such exercise Mr. Lapointe would beneficially own, directly or indirectly 0.8% of the issued Shares of ViRexx.

(11)
Mr. Brydon holds Options for 230,000 Shares. Assuming no other changes in share capital but the exercise of the Options held by Mr. Brydon, upon such exercise Mr. Brydon would beneficially own, directly or indirectly 0.4% of the issued Shares of ViRexx.

As a group, the directors and officers owned, directly or indirectly, or exercised control or direction over an aggregate of 9,228,154 (approximately 16.8% of the total outstanding) ViRexx Shares as at the date hereof. The directors and executive officers of the Corporation own beneficially or exercise control or direction over (directly or indirectly) 4,950,000 options for ViRexx Shares or 79.0% of the issued and outstanding options for ViRexx Shares under the ViRexx Option Plan and warrants for an additional 716,250 ViRexx Shares. If all of such noted options and warrants were exercised, assuming no other changes respecting ViRexx, the directors and executive officers of the Corporation, as a group, would own beneficially or exercise control or direction over (directly or indirectly) an aggregate of 14,894,404 ViRexx Shares or 24.53% of the issued and outstanding ViRexx Shares. The information as to ViRexx Shares owned indirectly or over which control, or discretion is exercised by the directors and officers, but, which are not registered in their names, not being within the knowledge of ViRexx, has been furnished by such directors and officers.

APPOINTMENT OF AUDITOR

The Shareholders will be asked at the meeting to vote for the appointment of PricewaterhouseCoopers LLP, Chartered Accountants, of Edmonton, Alberta, as the auditors of the Corporation, for the ensuing year and to authorize the Directors to fix their remuneration.

PricewaterhouseCoopers LLP, have been the auditors of the Corporation since first appointed on December 23, 2003.

Unless otherwise directed, Shares representing proxies in favour of management nominees will be voted in favour of the appointment of PricewaterhouseCoopers LLP, Chartered Accountants, Suite 1501 TD Tower, 10088 - 102 Avenue, Edmonton, Alberta, T5J 3N5 as auditors of the Corporation, to hold office until the next annual general meeting of the Shareholders, or until their successors are duly elected or appointed, and to authorize the board of Directors to fix their remuneration.

SHAREHOLDER APPROVAL OF STOCK OPTION PLAN

The Corporation has in place a Directors’, Management and Employee's Stock Option Plan dated December 9, 2004 (the “Existing Plan”) pursuant to which the board of Directors of the Corporation may allocate up to a maximum of 6,500,000 Shares. The Existing Plan provides that the terms of the options and the option price shall be fixed by the Directors subject to the price restrictions and other requirements imposed by the TSX Venture Exchange. The Existing Plan also provides that no option shall be granted to any person except upon recommendation of the Directors of the Corporation, and only Directors, officers, employees and other key personnel of the Corporation or its subsidiaries may receive stock options. Stock options granted under the Existing Plan may not be for a period longer than ten (10) years and the exercise price must be paid in full upon exercise of the option.

As at April 30, 2005, 6,412,386 out of 6,500,000 authorized Options have been granted leaving 87,614 available for future grants. Any Options exercised do not replenish the Option pool. As at April 30, 2005, the authorized Options of 6,5000,0000 represented 11.8% of the Shares outstanding at that time.

Accordingly, the Corporation intends to replace the Existing Plan with a new stock option plan (the "ViRexx Option Plan") to take effect upon completion of the Meeting whereby the maximum number of Common Shares that may be reserved for issuance under the ViRexx Option Plan pursuant to the requirements of the TSX will be 8,256,000.

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A copy of the ViRexx Option Plan is attached hereto as Schedule A and the highlights of the ViRexx Option Plan are as follows:

1.	options may be granted to Directors, employees, management company employees and consultants;

2.	the exercise price of options granted shall be determined by the board of Directors in accordance with the policies of the TSX;

3.
the maximum number of options which may be reserved for issuance at any time shall not be greater than 8,256,000; no single participant, including any one insider (as defined by the Exchange) and such insider’s associates (as defined by the TSX) may be issued options representing greater than five (5%) percent of the number of outstanding Shares; the maximum number of Shares reserved for issuance to insiders (as defined by the Exchange) may not exceed 10% of the issued and outstanding Shares of the Corporation unless the Corporation obtains disinterested Shareholder approval;

5.	the board of Directors may determine the term of the options, but the term shall in no event be greater than ten years from the date of issuance;

6.	generally, the options expire 90 days from the date on which a participant ceases to be a Director, officer, employee, management company employee or consultant of the Corporation;

7.
terms of vesting of the options, the eligibility of Directors, officers, employees, management company employees and consultants to receive options and the number of options issued to each participant shall be determined at the discretion of the board of Directors, subject to the policies of the TSX; and

8.
options granted pursuant to the Plan shall be personal to the Optionee and shall not be assignable or otherwise transferable except: (i) to a “permitted assign” as that term is defined in Multilateral Instrument 45-105 (Trades to Employees, Senior Officers, Directors and Consultants) as the same may be amended, supplemented and/or replaced from time to time; or (ii) by will or the laws of descent and distribution.

In accordance with the policies of the TSX, the Corporation requests Shareholders to consider, and if thought fit, approve an ordinary resolution substantially in the form set forth below:

"BE IT RESOLVED THAT,

1.
Subject to regulatory approval, the implementation of the Corporation's stock option plan in the form attached as Schedule "A" to the Information Circular is hereby approved, whereby a maximum of 8,256,000 Common Shares will be reserved for issuance under the ViRexx Option Plan, provided that the number of listed securities that may be reserved for issuance under stock options granted to any one individual or insiders of the Corporation shall not exceed five percent (5%) of the Corporation's issued and outstanding listed securities, and the same is hereby approved; and

2.	The proper officers of the Corporation are hereby authorized to do such acts and execute all instruments and documents necessary or desirable to carry out the foregoing."

The foregoing resolution must be approved by a majority of the votes cast by Shareholders, other than insiders, who vote in person or by proxy in respect of the resolution at the Meeting.

As the Options to be granted under the ViRexx Option Plan will result in the number of Shares reserved for issuance to insiders exceeding 10% of the outstanding Shares of ViRexx, insiders to whom Options may be issued pursuant to the ViRexx Option Plan and their associates are not permitted to vote on this proposal. It is estimated that 9,228,154 Shares will not be counted to determine whether the required level of Shareholder approval has been obtained.

-- 22 --

BOARD APPROVAL

The contents of this Information Circular have been approved, in substance, and its mailing has been authorized, by the Board of Directors of the Corporation pursuant to consent resolutions passed as of April 11, 2005.

ADDITIONAL INFORMATION

Additional information relating to the corporation may be found on the Corporation’s website at www.virexx.com or on SEDAR at www.sedar.com. Securityholders may contact the Corporation to request copies of the Corporation’s financial statements and management discussion and analysis at its main telephone number at (780) 433-4411 or as follows:

ViRexx Medical Corp.
Attention: Corporate Secretary
8223 Roper Road
Edmonton, Alberta T6E 6S4

Financial information is provided in the Corporation’s comparative financial statements and management discussion and analysis for the financial year ended December 31, 2004. The audited financial statements for the year ended December 31, 2004 are enclosed in the Annual Report to Shareholders which accompanies this Information Circular.

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Schedule “A”
ViRexx Medical Corp - Stock Option Plan

VIREXX MEDICAL CORP.

STOCK OPTION PLAN

1.	Purpose of the Plan

The purpose of this stock option plan (the “Plan”) is to develop the interest of the directors, officers, employees, consultants and other persons who provide on-going services (collectively, “Optionees”) to ViRexx Medical Corp. (the “Corporation”) and its subsidiaries in the growth and development of the Corporation by providing such persons with the opportunity to acquire an increased proprietary interest in the Corporation and to better enable the Corporation and its subsidiaries to attract and retain persons of desired experience and ability.

2.	Administration

This Plan shall be administered by the board of directors of the Corporation (the “Directors”).

3.	Granting

The Directors may from time to time and in their discretion grant by way of resolution one or more stock options (“Stock Options”) to purchase voting common shares of the Corporation (“Common Shares”) to any one or more Optionees.

4.	Number

The number of Common Shares reserved for issuance at any time pursuant to this Plan shall be 8,256,000.

The number of Common Shares reserved for issuance pursuant to this Plan, or any other previously established or proposed share compensation arrangement of the Corporation, in respect of all Stock Options granted to any one Optionee, including any one insider (as defined by the Exchange) and such insider’s associates, at any time shall not exceed five percent (5%) of the issued and outstanding Common Shares in the capital of the Corporation. The number of Common Shares reserved for issuance under this Plan to insiders (as defined by the Exchange) may not exceed 10% of the issued and outstanding Common Shares of the Corporation unless the Corporation obtains disinterested shareholder approval.

Common Shares optioned under Stock Options that expire or otherwise terminate in accordance with the terms of the Plan shall be available to be optioned under subsequent grants of Stock Options. All Stock Options that are exercised in accordance with the terms of the Plan and the applicable Stock Option Agreements shall again be made available to be granted by the Directors pursuant to the provisions of the Plan herein.

5.	Exercise Price

At the time of grant of a Stock Option, the Directors shall fix the exercise price thereof (the “Exercise Price”), which such price shall not be less than the closing price of the Common Shares on the Toronto Stock Exchange (the “Exchange”) on the first date preceding the date of grant on which the Common Shares traded on the Exchange. Alternatively, the Directors may fix the Exercise Price at the market price (which means the Volume Weighted Average Price (“VWAP”) as defined by the Exchange) of the Common Shares at the date of grant of the Stock Option. In the event that the Common Shares are listed on another stock exchange or stock exchanges, the references in this Plan to the Exchange shall be deemed to be references to such stock exchange as shall be designated by the Directors. In the event that the Common Shares are not listed for trading on any stock exchange at the time of the grant of a Stock Option, the Exercise Price of such Stock Option shall be such price as is determined by the Directors.

6.	Vesting

At the time of grant of a Stock Option, the Directors shall fix the date or dates on which the Optionee shall be entitled to exercise part or all of such Stock Option (the “Vesting Dates”).

7.	Expiry Date

At the time of grant of a Stock Option, the Directors shall fix the date on which such Stock Option shall expire (the “Expiry Date”), provided that such date shall be no later than ten (10) years from the date of grant.

8.	Stock Option Agreement

A written agreement shall be entered into between the Corporation and each Optionee to whom a Stock Option has been granted under this Plan, which such agreement shall set out the number of Common Shares under option, the Exercise Price, the Vesting Dates, the Expiry Date and such other terms as the Directors determine to be necessary or desirable, all of which shall be in accordance with the provisions of this Plan (the “Stock Option Agreement’). The Stock Option Agreement will be substantially in the form attached as Schedule “A” to this Plan or in such other form as the Directors may from time to time approve (and which other form is approved by the Exchange, if required) and may be executed and delivered for and on behalf of the Corporation by any one of the President, Chief Financial Officer or Vice-President of the Corporation or such other officer or director of the Corporation as the Directors may authorize.

9.	No Right of Assignment

All Stock Options granted pursuant to this Plan shall be personal to the Optionee and shall not be assignable or otherwise transferable except: (i) to a “permitted assign” as that term is defined in Multilateral Instrument 45-105 (Trades to Employees, Senior Officers, Directors and Consultants) as the same may be amended, supplemented and/or replaced from time to time; or (ii) by will or the laws of descent and distribution.

10.	No Right as Shareholder

An Optionee shall have no rights whatsoever as a shareholder in respect of any Common Shares under option to such Optionee unless and until he/she has exercised the related Stock Option in respect of such Common Shares.

11.	Exercise

A Stock Option may be exercised in whole or in part by the delivery to the Corporation at its head office of a written notice (the “Notice”) that specifies the number of Common Shares in respect of which such Stock Option is being exercised together with payment in an amount equal to the Exercise Price thereof multiplied by such number of Common Shares.

Upon the exercise of a Stock Option in whole or in part, the Corporation shall cause to be delivered to the Optionee a certificate registered in the name of such Optionee representing the number of Common Shares specified in the Notice.

Common Shares issued upon the valid exercise of a Stock Option shall be validly issued as fully paid and non-assessable. The issuance of such Common Shares shall not require any further resolution or approval of the Directors and shall be deemed to have occurred on the date that the related Stock Option was exercised.

12.	Variations in Number

In the event that the Corporation:

(a)	declares a stock dividend or makes a distribution on the Common Shares in Common Shares;

(b)	subdivides or consolidates the issued and outstanding Common Shares into a greater or smaller number of Common Shares;

(c)
issues rights to all or substantially all of the holders of the Common Shares to purchase additional Common Shares at a price below the closing trading price of the Common Shares on the record date associated with such issuance; or

(d)	effects any transaction through which the Common Shares as a class are converted into or rendered exchangeable for any other securities,

then either or both of the number of Common Shares optioned under outstanding Stock Options and the Exercise Price thereof shall be adjusted by resolution of the Directors if the Directors determine that such an adjustment is required to prevent substantial dilution or enlargement of the rights granted to Optionees.

13.	Variations in Vesting

In the event that an Optionee dies, such Optionee’s executor or executrix shall have right to exercise part or all of all then outstanding and vested Stock Options on behalf of the Optionee’s estate until the earlier of the date set by the Directors at the time of the grant of such Stock Options (such date not to exceed one year after the date of death of the Optionee) or the Expiry Date. All Stock Options not exercised by such date shall immediately and automatically terminate. The Directors shall have the right, in their sole discretion, to provide at the time of the grant of the Stock Options of an Optionee, that all Stock Options granted to such Optionee shall be deemed to fully vest on the day prior to the Optionee’s death. If the Directors do so, such Optionee’s executor or executrix shall have the right to exercise all of the outstanding Stock Options of such Optionee in accordance with the above.

In the event that an Optionee retires or resigns from his or her office, employment or position with the Corporation and all of its subsidiaries or is removed from such office, employment or position (whether with or without cause) or otherwise ceases to hold such office, employment or position for any reason (otherwise than as a result of the death of the Optionee) all then outstanding and unvested Stock Options granted to such Optionee shall immediately and automatically terminate. Such Optionee shall have the right to exercise part or all of his or her then outstanding and vested Stock Options until the earlier of the date set by the Directors at the time of the grant of such Stock Options (such date not to exceed 90 days after the date such Optionee retires, resigns or is removed from such office) or the Expiry Date. All such Stock Options not exercised by such date shall immediately and automatically terminate. The Directors shall have the right, in their sole discretion, to provide at the time of the grant of the Stock Options of an Optionee, that all Stock Options granted to such Optionee shall be deemed to fully vest on the day prior to the retirement, resignation or removal of the Optionee from such office, employment or position. If the Directors do so, such Optionee shall have the right to exercise all of the outstanding Stock Options of such Optionee in accordance with the above.

In the event that:

(a)	the Directors determine that there is a reasonable probability that the Corporation will be reorganized, amalgamated or merged with, consolidated into or in any way combined with, another corporation;

(b)
the shareholders of the Corporation approve the liquidation, dissolution or winding-up of the Corporation or the sale, lease, exchange or other disposition of all or substantially all of the property of the Corporation;

(c)	a take-over bid, which is a “formal bid” (as that term is defined by the Securities Act (Alberta)), is made for any voting or equity securities of the Corporation; or

(d)	the Directors determine that there is a reasonable probability that the Corporation will experience a change of control (as determined by the Directors),

then the Directors may by resolution determine that all or any part of the outstanding and unvested Stock Options granted to any one or more Optionees shall vest on a date specified by such resolution and all such Stock Options shall be deemed to have vested on the date so specified.

14.	Amendment or Discontinuance of Plan

This Plan is subject to the rules of the Exchange and of any other stock exchange or exchange facility through which the Common Shares may at any time be traded and/or posted (the “Rules”). To the extent that any provision of this Plan conflicts with any such Rules, such Rules shall govern and this Plan shall be deemed to be amended to be consistent herewith.

The Directors may amend or discontinue this Plan at any time (upon receipt of the approval of the Exchange), provided that no such amendment or discontinuance may, without the consent of any affected Optionee, alter or impair any Stock Option previously granted to such Optionee under this Plan. Any amendment to any provision of the Plan shall be subject to approval, if applicable and if required, by any regulatory body having jurisdiction over the securities of the Corporation and, if required, by the shareholders of the Corporation in the manner prescribed by any regulatory body having jurisdiction from time to time.

Any amendment to the following will require shareholder approval:

(a)
any change to the number of Common Shares issueable under the Plan, including a change to the fixed maximum percentage of Common Shares or a change from a fixed maximum percentage of Common Shares to a fixed maximum number shall require shareholder approval as required by the Exchange;

(b)
any reduction to the exercise price of an Option held by an insider (as defined by the Exchange) or an extension to the Expiry Date, provided that such extension does not result in such date being more than 10 years from the date of grant;

(c)	any change to the eligible participants which would have the potential of broadening or increasing insider participation;

(d)	the addition of any form of financial assistance;

(e)	any amendment to a financial assistance provision which is more favourable to participants;

(f)	the addition of a cashless exercise feature, payable in cash or securities which does not provide for a full deduction of the number of underlying securities from the Plan; and

(g)	the addition of a deferred or restricted share unit or any other provision which results in participants receiving securities while no cash consideration is received by the Corporation.

15.	Transition

A stock option agreement entered into prior to the effective date of this Plan that remains outstanding on the effective date of this Plan shall continue in full force and effect under the terms of this Plan. Upon the approval of this Plan by the shareholders of the Corporation, all previous stock option plans, if any, shall be rescinded.

16.	Effective Date

This Plan shall become effective as of the date set out below.

Dated •, 2005.

VIREXX MEDICAL CORP.

Per:
Marc Canton, President

Per:
Rob Salmon
Chief Financial Officer

SCHEDULE A TO THE STOCK OPTION PLAN
STOCK OPTION AGREEMENT
THIS AGREEMENT made as of the _____ day of ______________200_.

BETWEEN:

VIREXX MEDICAL CORP., a body corporate amalgamated pursuant to the laws of the Province of Alberta (the “Corporation”)

OF THE FIRST PART

- and -

________________, a ________________ of the Corporation and resident at the address set out opposite his/her name in clause 6 hereof, (the “Optionee”)

OF THE SECOND PART

WHEREAS the Corporation adopted a stock option plan effective •, 2005 (the “Plan”) for the purpose of developing the interest of the directors, officers, and employees of the Corporation and its subsidiaries and other persons who provide on-going services to the Corporation or its subsidiaries in the growth and development of the Corporation by providing such persons with the opportunity to acquire an increased proprietary interest in the Corporation and to better enable the Corporation and its subsidiaries to attract and retain persons of desired experience and ability.

AND WHEREAS pursuant to the Plan the board of directors of the Corporation has approved the granting to the Optionee of a stock option to purchase _______________ common shares in the capital stock of the Corporation (the “Common Shares”).

NOW THEREFORE the Corporation and the Optionee hereby agree as follows:

1.
The Corporation hereby grants to the Optionee, subject to the terms and conditions set forth in this Agreement and the Plan, the right to purchase the following number of Common Shares at the following exercise price on or after the following vesting date(s) and prior to the close of business on the following expiry date:

# of Shares	Exercise Price	Vesting Date	Expiry Date

2.	On the close of business on the expiry date set forth in Section 1 above, the stock option granted hereby shall expire and automatically terminate and be of no further force and effect.

3.
The Optionee acknowledges receipt of a copy of the Plan and hereby agrees that the terms and conditions of the Plan shall govern the stock option granted hereby, including all amendments required by any Rule (as defined in the Plan) or otherwise consented to by the Optionee.

4.
In the event that the Optionee dies, the Optionee’s executor or executrix shall have the right to exercise part or all of the then outstanding and vested Stock Options on behalf of the Optionee’s estate until the earlier of the date which is ______ days after the date of death of the Optionee (which date does not exceed one (1) year after the death of the Optionee) or the Expiry Date. All Stock Options not exercised by such date shall immediately and automatically terminate.

5.
In the event that the Optionee retires or resigns from his or her office, employment or position with the Corporation and all of its subsidiaries or is removed from such office, employment or position (whether with or without cause) or otherwise ceases to hold such office, employment or position for any reason (otherwise than as a result of the death of the Optionee), the Optionee shall have the right to exercise part or all of his or her then outstanding and vested Stock Options until the earlier of the date that is 90 days thereafter or the Expiry Date. All such Stock Options not exercised by such date shall immediately and automatically terminate.

6.	Any notice required or allowed to be given under this Agreement shall be made either personally or by mailing the same by prepaid registered post to:

The Corporation:	8223 Roper Road Edmonton, AB T6E 6S4

The Optionee:	________________________ ________________________

7.	Time shall be of the essence of this Agreement.

8.	This Agreement is subject to and shall be construed in accordance with the laws of the Province of Alberta.

IN WITNESS WHEREOF the Corporation and the Optionee have executed this Agreement as of the date and year first above written.

VIREXX MEDICAL CORP.

Per:

Witness	Optionee’s Name

Schedule “B”
ViRexx Medical Corp - Corporate Governance Guidelines - 2005

Proposed TSX Corporate Governance Guidelines	Does the Corporation Align?	Comments
The following are the guidelines for effective corporate governance:

(1) The board of directors of every corporation should explicitly assume responsibility for the stewardship of the corporation and, as part of the overall stewardship responsibility, should assume responsibility for the following matters:

Yes

The Board has adopted a written mandate, in which it has explicitly assumed responsibility for the stewardship of the Company. The board’s expectations of management are covered in position descriptions which are reviewed by the Board on an annual basis. The chair of the Company board is available for feedback from any security holder.

(a) adoption of a strategic planning process;	Yes
A strategic planning process is in place in which board members and management participate. The strategic plan is reviewed by the board annually and any revision to the plan must be approved by the board. Implementation of the strategic plan is the responsibility of management. The board provides guidance, but does not become involved in day-to-day matters. Management reports quarterly to the board on the Company’s progress in achieving the objectives derived from the strategic plan.

(b) the identification of the principal risks of the corporation’s business and ensuring the implementation of appropriate systems to manage these risks;	Yes
The Audit Committee reviews and monitors insurance coverage and financial risk management activities and has implemented a process for regular review of business risks and has continuing systems to manage these risks.

(c) succession planning, including appointing, training and monitoring senior management;	Yes
The Chairman and CEO, with the support of the board, has established a strong senior management team. Appointments to senior management are subject to board review. The board monitors the Company’s succession planning and development system for senior and middle management, through the Nominating and Corporate Governance committee, to maintain and enhance the strength of management. The committee also monitors the performance of the CEO, and informs the board.

Schedule “B”
ViRexx Medical Corp - Corporate Governance Guidelines - 2005

Proposed TSX Corporate Governance Guidelines	Does the Corporation Align?	Comments
(d) a communications policy for the corporation; and	Yes
The Company has a manager responsible for Investor Relations, reporting to the Chief Financial Officer, and President, to ensure its compliance with regulatory reporting and disclosure obligations. The Company has systems in place to ensure effective communication with the public, shareholders and analysts and to receive feedback from stakeholders. Information which is publicly disclosed, is released through newswire services, the general media, the Company’s web site address, the internet, fax distribution and mailings to shareholders and interested stakeholders, as appropriate. The Audit Committee reviews all public disclosure with financial information.

(e) the integrity of the corporation’s internal control and management information systems.	Yes
The Board has appointed an Audit Committee composed of three independent directors, who are financially literate, chaired by Doug Gilpin. The members of the Audit Committee are:

Doug Gilpin (Chair)
Tom Brown
Bruce Brydon

The committee has a written charter designated as the “Audit Committee Charter”, and reviews compliance of financial reporting with accounting principles and appropriate internal controls. The committee meets quarterly with management and the external auditors with and without the presence of management; the auditors are fully aware that they are hired by, and under the oversight of, the Audit Committee and the board. The board through the Audit Committee regularly reviews and monitors the adequacy of the Company’s internal controls and management information systems.

Schedule “B”
ViRexx Medical Corp - Corporate Governance Guidelines - 2005

Proposed TSX Corporate Governance Guidelines	Does the Corporation Align?	Comments
(2) The board of directors of every corporation should be constituted with a majority of individuals who qualify as unrelated directors. An unrelated director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director ’s ability to act with a view to the best interests of the corporation, other than interests and relationships arising from shareholding. A related director is a director who is not an unrelated director. If the corporation has a significant shareholder, in addition to a majority of unrelated directors, the board should include a number of directors who do not have interests in or relationships with either the corporation or the significant shareholder and which fairly reflects the investment in the corporation by shareholders other than the significant shareholder. A significant shareholder is a shareholder with the ability to exercise a majority of the votes for the election of the board of directors.
Yes
All but two of the seven nominees for directors are ‘unrelated’, as the term is defined in the TSX Corporate Governance guidelines.

The position of each director appointed to the Company’s board is as follows:

Dr. Antoine Noujaim    - related
Dr. Lorne Tyrrell           - related
Doug Gilpen                  - unrelated
Tom Brown                     - unrelated
Bruce Brydon                 - unrelated
Jacques Lapointe          - unrelated
Jean-Claude Gonneau - unrelated

The board reviews the status of each individual director annually.

More information about each director, including other directorships and share ownership, can be found under the headings “Directors and Officers” and “Election of Additional Directors” in this Information Circular.

The Company has no significant shareholder with the ability to exercise the majority of votes for the election of directors.

Schedule “B”
ViRexx Medical Corp - Corporate Governance Guidelines - 2005

Proposed TSX Corporate Governance Guidelines	Does the Corporation Align?	Comments
(3) The application of the definition of ‘‘unrelated director’’ to the circumstances of each individual director should be the responsibility of the board which will be required to disclose on an annual basis whether the board has a majority of unrelated directors or, in the case of a corporation with a significant shareholder, whether the board is constituted with the appropriate number of directors which are not related to either the corporation or the significant shareholder. Management directors are related directors. The board will also be required to disclose on an annual basis the analysis of the application of the principles supporting this conclusion.
	Yes	See answer to best practice # 2.

Schedule “B”
ViRexx Medical Corp - Corporate Governance Guidelines - 2005

Proposed TSX Corporate Governance Guidelines	Does the Corporation Align?	Comments
(4) The board of directors of every corporation should appoint a committee of directors composed exclusively of outside, i.e., non-management, directors, a majority of whom are unrelated directors, with the responsibility for proposing to the full board new nominees to the board and for assessing directors on an ongoing basis.
Yes
The Nominating and Corporate Governance
Committee consists entirely of unrelated directors.
The members of the committee are:

Doug Gilpin (Chair)
Bruce Brydon
Jean-Claude Gonneau

The Nominating and Corporate Governance Committee has a written charter, covering the nomination of directors, designated as the “Charter of the Nominating and Corporate Governance Committee of the Board of Directors”.  In making its recommendations to the board on director nominees
and the size of the board, the committee reviews the
skills and competencies needed to complement those
possessed by the current board, and identifies
candidates whose profiles match these needs.

Appointment to the committee is subject to the approval of the board.

(5) Every board of directors should implement a process to be carried out by the nominating committee or other appropriate committee for assessing the effectiveness of the board as a whole, the committees of the board and the contribution of individual directors.

Yes
The Nominating and Corporate Governance Committee has the responsibility for assessing the board’s effectiveness as a whole, as well as the effectiveness of the individual members of the board, and the board’s committees. The Nominating and Corporate Governance committee monitors current corporate governance best practice, and recommends and monitors the approach of the Company to corporate governance, and its responses to these corporate governance guidelines. The committee reports to the board on a regular basis.

(6) Every corporation, as an integral element of the process for appointing new directors, should provide an orientation and education program for new recruits to the board.	Yes
A new director receives a comprehensive orientation, including briefing packages and presentations covering all board member and committee responsibilities. The commitment needed from directors, particularly the commitment of time and energy, is made clear to directors prior to their nomination. While the importance of a balance of experience on the board is realized, critical attention is given in director selection and orientation to ensuring that all directors have a good understanding of the biopharmaceutical business. Most board meetings are held at the Company’s research laboratories to give additional insight into the business.

Schedule “B”
ViRexx Medical Corp - Corporate Governance Guidelines - 2005

Proposed TSX Corporate Governance Guidelines	Does the Corporation Align?	Comments
(7) Every board of directors should examine its size and, with a view to determining the impact of the number upon effectiveness, undertake where appropriate, a program to reduce the number of directors to a number which facilitates more effective decision-making.

Yes

See answer to best practice # 4.

The board, as presently constituted, brings together a mix of skills, background, diversity of views and independence that the board considers appropriate for the stewardship of the Company.

(8) The board of directors should review the adequacy and form of the compensation of directors and ensure the compensation realistically reflects the responsibilities and risk involved in being an effective director.
Yes
The board has appointed a compensation committee, which periodically reviews the adequacy and form of compensation of directors to ensure that such compensation realistically reflects the responsibilities and risk with the position of director. The role of the compensation committee is set out in a written charter designated as “Charter of the Compensation Committee of the Board of Directors”.

(9) Committees of the board of directors should generally be composed of outside directors, a majority of whom are unrelated directors, although some board committees, such as the executive committee, may include one or more inside directors.

Yes
The Company currently has four standing committees which are the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee and Environmental Committee. Each committee, with the exception of the Environmental Committee, is composed entirely of unrelated directors. The Environmental Committee is composed of the entire board and has five out of seven unrelated directors.

(10) Every board of directors should expressly assume responsibility for, or assign to a committee of directors the general responsibility for, developing the corporation’s approach to governanceissues. This committee would, amongst other things, be responsible for the corporation’s response to these governance guidelines.

	Yes	See answer to best practice # 5.

Schedule “B”
ViRexx Medical Corp - Corporate Governance Guidelines - 2005

Proposed TSX Corporate Governance Guidelines	Does the Corporation Align?	Comments
(11) The board of directors, together with the CEO, should develop position descriptions for the board and for the CEO, involving the definition of the limits to management’s responsibilities. In addition, the board should approve or develop the corporate objectives which the CEO is responsible for meeting.

Yes
The Board has adopted a written mandate, in which it has explicitly assumed responsibility for the stewardship of the Company. The Board’s position description is outlined within the board mandate. The CEO is responsible for providing the Board with a job description for the office of the CEO and the Office of the President, which specifically outlines their responsibilities. The job descriptions for both offices will be reviewed by the Board on an annual basis. The Board reviews the CEO’s general objectives on an annual basis and reviews the corporate goals and objectives for which the CEO has responsibility. These goals and objectives comprise the principal mandate of the CEO, and decisions which require the prior approval of the board are clearly defined. The CEO’s objectives always have the underlying goal of maximizing shareholder value.

(12) Every board of directors should have in place appropriate structures and procedures to ensure that the board can function independently of management. An appropriate structure would be to:

(a) appoint a chair of the board who is not a member of management with responsibility to ensure the board discharges its responsibilities, or

(b) adopt alternate means such as assigning this responsibility to a committee of the board or to a director, sometimes referred to as the ‘‘lead director’’. Appropriate procedures may involve the board meeting on a regular basis without management present or may involve expressly assigning the responsibility for administering the board’s relationship to management to a committee of the board.

Yes
The Board has appointed a Chairman who is related, and has appointed Douglas Gilpin, who is independent and unrelated director, as the Lead Director.

The principal responsibility of the Lead Director is to facilitate the functioning of the Board independently of the Corporation’s management and to maintain and enhance the quality of the Corporation’s corporate governance practices.

The Board establishes a portion of each regularly scheduled meeting to discuss any issues without management directors being present. In addition, all committees of the Board set aside a portion of the meeting to meet without management or related directors being present. In addition, at the request of any director, a meeting of the board or any committee can be convened without the attendance of management or related directors.

Schedule “B”
ViRexx Medical Corp - Corporate Governance Guidelines - 2005

Proposed TSX Corporate Governance Guidelines	Does the Corporation Align?	Comments
(13) The audit committee of every board of directors should be composed only of outside directors. The roles and responsibilities of the audit committee should be specifically defined so as to provide appropriate guidance to audit committee members as to their duties. The audit committee should have direct communication channels with the internal and external auditors to discuss and review specific issues as appropriate. The audit committee duties should include oversight responsibility for management reporting on internal control. While it is management’s responsibility to design and implement an effective system of internal control, it is the responsibility of the audit committee to ensure that management has done so.
Yes
The Board has appointed an Audit Committee composed of three independent directors, who are financially literate, chaired by Doug Gilpin. The members of the Audit Committee are:

Doug Gilpin (Chair)
Tom Brown
Bruce Brydon

The committee has a written charter designated as the “Charter of the Audit Committee of the Board of Directors”, and reviews compliance of financial reporting with accounting principles and appropriate internal controls. The committee meets quarterly with management and the external auditors with and without the presence of management; the auditors are fully aware that they are hired by, and under the oversight of, the Audit Committee and the board. The board through the Audit Committee regularly reviews and monitors the adequacy of the Company’s internal controls and management of information systems. The Audit Committee establishes procedures for the receipt, retention, and treatment of any complaint received by the Company regarding accounting, internal accounting, controls or auditing matters including procedures for the confidential, anonymous submissions by employees of the Company and concerns regarding questionable accounting or auditing matters.

(14) The board of directors should implement a system which enables an individual director to engage an outside adviser at the expense of the corporation in appropriate circumstances. The engagement of the outside advisor should be subject to the approval of an appropriate committee of the board.

Yes
The Nominating and Corporate Governance Committee considers and, if deemed appropriate, recommends to the board for approval, the request of individual directors to engage outside advisors at the expense of the Company.